SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: August 12, 2003 (Date of earliest event reported)
JOHN DEERE CAPITAL CORPORATION
(Exact name of registrant as specified in charter)
DELAWARE (State or other jurisdiction of incorporation)
1-6458 (Commission File Number)
36-2386361 (IRS Employer Identification No.)
1 East First Street Suite 600 Reno, Nevada 89501 (Address of principal executive offices and zip code)
(775)786-5527 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report.)

Item 5.	Other Events.

     JDCC's net income was $79.8 million for the third quarter and $209.6 million for the first nine months of 2003, compared with $58.9 million and $173.4 million, respectively, last year. The increase in quarterly net income was primarily due to higher gains resulting from an increased volume of retail note sales and growth in the portfolio. The year-to-date increase was primarily due to lower loan losses, growth in the portfolio and the absence of losses from Argentina, partially offset by lower gains on the sales of retail notes and narrower financing spreads.

     Net receivables and leases financed by JDCC were $11.971 billion at July 31, 2003, compared with $10.747 billion one year ago. The increase resulted from acquisitions exceeding collections during the last twelve months partially offset by sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $14.750 billion at July 31, 2003 compared with $13.576 billion one year ago.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

(20)
Press release and supplemental financial information of Deere & Company.

Item 12.	Results of Operations and Financial Condition.

     The schedule of Deere & Company Other Financial Information is furnished under Form 8-K Item 12 (Results of Operations and Financial Condition) (Incorporated by reference from Item 12 of Deere & Company Current Report on Form 8-K dated August 12, 2003, file number (1-4121)). The information is not filed for purposes of the Securities Exchange Act of 1934 and is not deemed incorporated by reference by any general statements incorporating by reference this report or future filings into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent John Deere Capital Corporation specifically incorporates the information by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

JOHN DEERE CAPITAL CORPORATION

	By:	/s/ JAMES H. BECHT James H. Becht Secretary

Dated: August 12, 2003

Exhibit Index

Number and Description of Exhibit

(20)

Press release and supplemental financial information of Deere & Company (Incorporated by reference from Item 7 of Deere & Company Current Report on Form 8-K dated August 12, 2003, file number (1-4121)).